                                                                     Exhibit (j)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of The Prudential Investment Portfolios, Inc.:

We consent to the incorporation by reference, in this registration statement, of our reports dated November 12, 2004, on the statements of assets and liabilities of the Jennison Equity Opportunity Fund, Jennison Growth Fund, Dryden Active Allocation Fund, JennisonDryden Conservative Allocation Fund, JennisonDryden Moderate Allocation Fund and JennisonDryden Growth Allocation Fund (hereafter referred to as the "Funds"), including the portfolios of investments as of September 30, 2004, and the related statements of operations, the statements of changes in net assets and the financial highlights for the period then ended. The financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information.


/s/ KPMG LLP

KPMG LLP
November 23, 2004